EXHIBIT 10.5

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”) is entered into as of June 17, 2003, among Williams Petroleum Services, LLC, a Delaware limited liability company (“WPS”), Williams Alaska Pipeline Company, LLC, a Delaware limited liability company (“WAPC,” and with WPS, the “Williams Contractors”), and Williams Pipe Line Company, LLC, a Delaware limited liability company (“Subcontractor”), sometimes referred to collectively as “Parties” or singularly as “Party”.

Recitals

WHEREAS, WEG Acquisitions, L.P. (“Buyer”), Williams Energy Services, LLC (“WES”), Williams Natural Gas Liquids, Inc. (“WNGL”) and Williams GP LLC (the “Old GP,” and together with WES and WNGL, the “Selling Parties”) have entered into that certain Purchase Agreement, dated April 18, 2003, as amended by Amendment No. 1 thereto, dated May 5, 2003 (as so amended, the “Purchase Agreement”), for the purchase and sale of all of (i) the membership interests of WEG GP LLC (the “General Partner”), the general partner of the Williams Energy Partners L.P. (the “MLP”), and (ii) the limited partner interests in the MLP owned by the Selling Parties;

WHEREAS, as contemplated in the Purchase Agreement and the Transition Services Agreement, dated the date hereof (the “Transition Services Agreement”), between Buyer and The Williams Companies, Inc. (“Williams”), certain employees of affiliates of the Selling Parties will be transferred to Buyer and/or its designees and some of such employees participate in the operation of the businesses and assets of the Williams Contractors or otherwise perform services on behalf of the Williams Contractors;

WHEREAS, the Williams Contractors and Subcontractor desire to enter into this Agreement whereby, after the transfer of any of such employees, Subcontractor will provide, or cause Buyer or one or more of the Partnership Entities to provide and make available, such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Definitions.

“Accounting Referee” shall have the meaning set forth in Section 6(b).

“Buyer” shall have the meaning set forth in the recitals to this Agreement.

“Claim(s)” shall mean any and all losses, claims, demands, damages, fines, penalties, injuries, liabilities, suits, obligations to indemnify others, judgments, expenses or costs (including reasonable attorneys’, consultants’ and experts’ fees and other expenses incurred in the defense of any claim or lawsuit in the enforcement of the indemnity obligation contained in Section 10).

“Closing Date” shall have the meaning set forth in Section 1.1 of the Purchase Agreement.

“CPI” shall mean the Consumer Price Index for all urban consumers (CPI-U) as published by the Bureau of Labor Statistics of the Department of Labor, or any successor thereto.

“Determination Amount” shall have the meaning set forth in Section 6(b).

“DOT” shall have the meaning set forth in Section 15.

“G&A Employees” shall have the meaning set forth in the Transition Services Agreement.

“General Partner” shall have the meaning set forth in the recitals to this Agreement.

“Governmental Authority” shall mean any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.

“Interest Rate” shall have the meaning set forth in Section 6(b).

“Law” shall mean any applicable statute, Environmental Law (as defined in the Purchase Agreement), common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

“Longhorn” shall mean Longhorn Partners Pipeline, L.P., a Delaware limited partnership.

“Longhorn Construction Agreement” shall mean that certain Contract, dated October 21, 1997, between Longhorn and WPS (as successor-in-interest to Williams Pipe Line Company) for the Engineering, Design, Construction and Start-up of Gulf Coast to El Paso Pipeline System, as amended by the First Amendment thereto dated August 1, 1999.

“Longhorn Operating Agreement” shall mean that certain Pipeline Operating Services Agreement, dated October 21, 1997, by and between WPS (as successor-in-interest to Williams Pipe Line Company) and Longhorn.

“Longhorn Pipeline System” shall mean “System” as defined in the Longhorn Operating Agreement.

“MLP” shall have the meaning set forth in the recitals to this Agreement.

“Monthly Invoice” shall have the meaning set forth in Section 6(a).

“New Omnibus Agreement” shall mean the Omnibus Agreement, dated the date hereof, by and among Buyer, Williams, WES and WNGL.

“O&M Employees” shall have the meaning set forth in the Transition Services Agreement.

“Option Payment” shall have the meaning set forth in Section 5(a).

“Partnership Entities” shall mean the General Partner, the MLP and all of the subsidiaries of  the MLP.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Purchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Services” shall have the meaning set forth in Section 2 of this Agreement.

“Subcontractor Indemnified Parties” shall have the meaning set forth in Section 10(b) of this Agreement.

“TAPS” shall mean the Trans-Alaska Pipeline System.

“Transition Services Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Williams” shall have the meaning set forth in the recitals to this Agreement.

“Williams Contractors” shall have the meaning set forth in the introduction to this Agreement.

“Williams Indemnified Parties” shall have the meaning set forth in Section 10(a) of this Agreement.

1A.                             Effectiveness.  This Agreement shall become effective immediately after Closing (as defined in Section 1.1 of the Purchase Agreement).

2.                                       Services Provided.  Subject to Section 4 below, Subcontractor shall, or shall cause Buyer or one or more of the Partnership Entities to, provide the services described on Exhibit A (each service for which a specific monthly fee is specified on Exhibit A being a “Service,” and collectively, the “Services”) to the Williams Contractor designated thereon (or to an affiliate of such Williams Contractor designated in writing to Subcontractor), subject to the terms and conditions of this Agreement.  Subcontractor shall, or shall cause Buyer or one or more of the Partnership Entities to, furnish all labor, tools, material, supplies, equipment and transportation necessary to perform the Services.

3.                                       Compensation.  Subject to Section 4 below, the Williams Contractors agree to pay Subcontractor, and Subcontractor agrees to accept as full and complete compensation for the Services performed by Subcontractor and/or Buyer or any Partnership Entity designated by Subcontractor, the compensation set forth under the headings “Monthly Fee” in the attached Exhibit A.  The parties hereto acknowledge and agree that the amounts set forth under the headings “Portion of Monthly Fee allocable to G&A Reimbursement” in the attached Exhibit A are included only for purposes of determining the amounts not subject to the limitations on reimbursement for general and administrative expenses under Section 7.2(b)(iii) of the New Omnibus Agreement.

4.                                       Transition Period.  The parties hereto recognize that after the Closing Date, pursuant to the Transition Services Agreement, affiliates of the Williams Contractors will retain certain employees and continue to provide certain services to the Partnership Entities (including Subcontractor).  The obligations of the parties under Sections 2 and 3 shall not become effective until the O&M Employees and/or G&A Employees necessary to perform the Services have been transferred to Buyer (or the Partnership Entity(ies) designated by Buyer) as provided under the Transition Services Agreement.  If the O&M Employees and the G&A Employees are not transferred at the same time (or if one or more groups of G&A Employees are not transferred at the same time), (i) Subcontractor shall have an obligation to perform, or cause to be performed, only those Services attributable to the O&M and/or G&A Employees transferred and (ii) the Williams Contractors shall have an obligation only to pay for the Services attributable to, and performed by, such transferred employees.  In any such case, the compensation owed by the Williams Contractors for any of the services set forth on Schedule A with respect to which a specific fee amount is provided will be adjusted to reflect only that portion of any such service that is provided.  Any disputes with respect to the amount of such adjusted fee will be resolved pursuant to Section 6(b).

5.                                       Longhorn Option.

(a)                                  Subject to the conditions contained in this Section 5, Subcontractor shall have the option to have WPS assign its interests in the Longhorn Operating Agreement to Subcontractor, or the Partnership Entity designated by Subcontractor, upon payment to WPS of an amount equal to $27,300,000.00 ( the “Option Payment”); provided, however, that if any part of the Management Fee (as defined in the Longhorn Operating Agreement) is renegotiated prior to exercise of the option provided herein, the Option Payment shall be the net present value (calculated using a discount rate of 15%) of the cash flow for the Primary Term (as defined in the Longhorn Operating Agreement) of the Longhorn Operating Agreement.  Subcontractor shall exercise the option described in this Section 5(a) by giving written notice to WPS prior to expiration or termination of the option as described in Section 5(b).

(b)                                 Notwithstanding any termination of this Agreement under Section 12, the term of the option described in Section 5(a) shall expire upon the earlier of either nine (9) months from the Closing Date or thirty (30) days after the Delivery Date (as defined in the Longhorn Operating Agreement).  In addition, the option described in Section 5(a) shall terminate immediately upon (i) Williams’ election to sell WPS’s equity interest (or any portion thereof) in the Longhorn Pipeline System, if such sale also requires WPS to assign its interests in the Longhorn Operating Agreement, or (ii) Williams’ reasonable determination that the exercise of such option would prevent Longhorn from completing its current financial restructuring process (in the case of this clause (ii), this determination may be made by Williams at any time prior to and within five (5) days after Subcontractor’s delivery of written notice exercising such option).  Notwithstanding the foregoing provisions of this Section 5, any exercise by Subcontractor of the option described in Section 5(a) is also conditioned upon WPS obtaining consent from Longhorn to assign its interests in the Longhorn Operating Agreement, which consent WPS will request immediately upon execution of this Agreement.

6.                                       Billing and Payment.

(a)                                  On or before the twentieth (20th) day of each month following the Closing during the term of this Agreement, Subcontractor shall provide, or shall cause one or more of the Partnership Entities to provide, to the Williams Contractors a written invoice (collectively, the “Monthly Invoice”), setting out the total amount of compensation due for Services performed in the prior month. Items properly invoiced and not disputed in good faith by the Williams Contractors shall be due and payable within fifteen (15) days following the date of such Monthly Invoice; provided, that the Williams Contractors shall give written notice on or before the due date of any Monthly Invoice of any good faith dispute of all or any portion of such Monthly Invoice, with the particulars of such dispute, which dispute shall be resolved in the manner provided in Section 6(b) below.

(b)                                 If there is a dispute regarding the amounts shown as billed to the Williams Contractors on any Monthly Invoice, (i) Subcontractor shall furnish or cause to be furnished to the Williams Contractors such additional supporting documentation to reasonably substantiate the amounts billed and (ii) the Williams Contractors may withhold payment with respect to all or any portion of such invoiced amounts that the Williams Contractors believe in good faith are inaccurate or are otherwise not in accordance with the terms of this Agreement until resolution in accordance with the procedures set forth below in this Section 6(b); provided that the Williams Contractors shall pay any undisputed portion of such amount in accordance with Section 6(a).

Upon delivery of such additional documentation, the parties shall cooperate and use their reasonable efforts to resolve such dispute.  If they are unable to resolve their dispute within twenty (20) business days of the delivery of such additional supporting documentation by Subcontractor, then the dispute shall be referred for resolution by a firm of independent accountants of nationally recognized standing (the “Accounting Referee”) to be selected in the following manner: the Williams Contractors will select three (3) candidates and deliver a written notice containing the names of such candidates to Subcontractor, and within five (5) days of receiving such notice, Subcontractor will select one of such three candidates to serve as the Accounting Referee.  The Accounting Referee may not be otherwise engaged by Williams or Buyer, or their respective affiliates, in connection with the transactions contemplated under this Agreement or the Purchase Agreement and may not have performed any material services on behalf of Williams or Buyer, or their respective affiliates, during the five (5) years immediately preceding the date of this Agreement.  The Accounting Referee shall determine the validity of the disputed amounts within thirty (30) days of the referral of such dispute to such Accounting Referee. The determination of the Accounting Referee shall not require the Williams Contractors to pay more than the amount in dispute nor require Subcontractor to return any amount previously paid by the Williams Contractors. The determination of the Accounting Referee shall be finally binding.  The fees and expenses of the Accounting Referee shall be borne (i) by the Williams Contractors if the difference between the amount set forth in such determination by the Accounting Referee (the “Determination Amount”) and the Williams Contractors’ estimation of what the invoice amount should have been (which the Williams Contractors shall provide to the Accounting Referee at such time the dispute is referred to such Accounting Referee) is greater than the difference between the Determination Amount and the amount set forth on the Monthly Invoice, (ii) by Subcontractor if the first such difference is less than the second such difference and (iii) otherwise equally by the Williams Contractors and Subcontractor; provided, if any invoice dispute is resolved in favor of the Williams Contractors, and the Williams Contractors have paid such amount, Subcontractor shall offset the amount of any overpayment against future invoices to the Williams Contractors; or, if there are no additional invoices to be paid, Subcontractor shall refund any amount owed within fifteen (15) days of resolution of the dispute.  Such offset or refund shall be credited or paid to the Williams Contractors together with interest at the rate per annum equal to the rate published as the “prime rate” in The Wall Street Journal for the first business day of the month in which such invoice is paid, plus 2%, but in no event at any rate that is greater than the maximum interest rate allowed by applicable Laws (such rate, the “Interest Rate”) from the date of overpayment to Subcontractor until the date of such offset or refund. If a dispute is resolved in favor of Subcontractor,  the Williams Contractors shall pay interest on the undisputed amount of an invoice from the due date thereof up to and including the date when such amount and interest thereon are paid in full, at the Interest Rate.

7.                                       Confidentiality of Information.

(a)                                  General.  During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, neither Party (as defined below in this Section 7(a)) shall, directly or indirectly, disclose to any Person any information received, obtained or created that is not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the other Party.  Notwithstanding the foregoing, either Party may disclose any information relating to the business and operations of the other Party (i) if required by Law or applicable stock exchange rule and, (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information. For purposes of this Section 7, each of the Williams Contractors and their affiliates, on the one hand, and Subcontractor and its affiliates (including Buyer and the Partnership Entities), on the other hand, shall be a “Party.”

(b)                                 Obligations upon Termination.  Upon termination of this Agreement, except as otherwise provided in this Agreement or in the Purchase Agreement, each Party agrees to turn over to the other

Party or destroy such confidential information in its possession, but only in accordance with the instructions of the other Party; provided, however, that each Party may maintain one archive copy of all of such confidential information that was generated during the term of this Agreement in a secure data storage facility.

8.                                       Relationships Among the Parties.  It is the intent of the parties that with respect to the provision of Services pursuant to this Agreement, Subcontractor and any Partnership Entity designated by Subcontractor are independent contractors, with authority to control, direct and oversee their performance of the Services, subject to the overall direction and control of the representatives of the Williams Contractors or Williams.  Nothing in this Agreement shall cause the relationship between Subcontractor and the Partnership Entities, on the one hand, and the Williams Contractors, on the other hand, to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute a joint employer for any purpose between any of the parties and their affiliates.  Subcontractor shall not have, or hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the Williams Contractors, except as specifically provided in this Agreement.

9.                                       Representations and Warranties.

(a)                                  Representations and Warranties of Subcontractor.  As of the date of this Agreement, Subcontractor represents and warrants as follows:

(i)                                     Organization.  Subcontractor is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware  and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

(ii)                                  Validity of Agreement.  Subcontractor has the power to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the performance of Subcontractor’s obligations hereunder have been duly authorized, and no other proceedings on the part of Subcontractor are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by Subcontractor and constitutes the valid and binding obligation of Subcontractor enforceable against Subcontractor in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).

(iii)                               No Conflict or Violation; No Defaults.  The execution, delivery and performance by Subcontractor of this Agreement does not and will not violate or conflict with any provision of its organizational documents and does not and will not violate any applicable provision of Law, or any order, judgment or decree of any Governmental Authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Subcontractor is a party or by which it is bound or to which its  properties or assets is subject, nor result in the creation or imposition of any encumbrance upon any of its properties or assets where such violations, breaches or defaults in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, net income or financial condition of Subcontractor.

(b)                                 Representations and Warranties of the Williams Contractors.  As of the date of this Agreement, each of the Williams Contractors represents and warrants as follows:

(i)                                     Corporate Organization.  Each of the Williams Contractors is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware; and each of the Williams Contractors has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

(ii)                                  Validity of Agreement.  Each of the Williams Contractors has the power to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by each of the Williams Contractors and the performance of their obligations hereunder has been duly authorized by the Williams Contractors and no other proceedings on the part of any of the Williams Contractors are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by each of the Williams Contractors and constitutes the valid and binding obligation of each Williams Contractor enforceable in accordance with its terms against each Williams Contractor (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).

(iii)                               No Conflict or Violation; No Defaults.  The execution, delivery and performance by each of the Williams Contractors of this Agreement does not and will not violate or conflict with any provision of its organizational documents and does not and will not  violate any applicable provision of Law, or any order, judgment or decree of any Governmental Authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any Williams Contractor is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any encumbrance upon any of its properties or assets where such violations, breaches or defaults in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, net income or financial condition of Williams.

10.                                 Indemnification; Release; Limit on Liability.

(a)                                  Subject to Section 10(c), Subcontractor shall indemnify and hold harmless Williams, each of the Williams Contractors and each of their respective officers, directors, employees, agents and affiliates (and the officers, directors, employees and agents of such affiliates) (the “Williams Indemnified Parties”) from and against any and all Claims arising out of, relating to or resulting from Subcontractor’s, Buyer’s or any Partnership Entity’s performance of the Services specified under this Agreement to the extent such Claim results from Subcontractor’s, Buyer’s or such Partnership Entity’s negligence or willful failure to perform its obligations hereunder.

(b)                                 The Williams Contractors shall, jointly and severally, indemnify and hold harmless Subcontractor and, if designated by Subcontractor to provide Services hereunder, Buyer and any Partnership Entity and each of their officers, directors, employees, agents and affiliates, including Buyer (and the officers, directors, employees and agents of such affiliates) (the “Subcontractor Indemnified Parties”), if Subcontractor, Buyer or any such Partnership Entity shall at any time or from time to time be subject to any Claims arising out of, relating to or resulting from the performance of the Services specified under this Agreement by any party, except to the extent such Claim results from Subcontractor’s, Buyer’s or any such Partnership Entity’s negligence or willful failure to perform its obligations hereunder.

(c)                                  Notwithstanding clause (a) of this Section 10, with respect to any Claim relating to Services described under the caption Article II of Exhibit A (“Services Relating to Longhorn”) that also is a “Claim” within the meaning of clauses (1) or (2) of Section 12.1 of the Longhorn Operating Agreement

or the last sentence of Section 12.2 of the Longhorn Operating Agreement, Subcontractor shall not be required to indemnify the Williams Indemnified Parties unless, and only to the extent that, Subcontractor would otherwise be obligated to indemnify the Williams Indemnified Parties under clause (a) of this Section 10 and the Operator (as such term is defined in the Longhorn Operating Agreement) is also required to indemnify one or more members of the Owner Group (as such term is defined in the Longhorn Operating Agreement) pursuant to Section 12 of the Longhorn Operating Agreement in connection with such Claim

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Williams Contractors shall not be liable to Subcontractor, any of the Partnership Entities or Buyer, nor shall Subcontractor, any Partnership Entity designated by Subcontractor to provide Services hereunder or Buyer, be liable to the Williams Contractors, for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages (including, without limitation, any damages on account of lost profits or opportunities) resulting from or arising out of this Agreement or the transactions contemplated hereby.

(e)                                  The obligations of the parties in this Section 10 shall not limit their respective indemnification obligations, or those of their affiliated parties, under the Purchase Agreement.

11.                                 Insurance.   Subcontractor shall obtain and maintain, or cause to be obtained and maintained, throughout the term of this Agreement, at Subcontractor’s own expense and with nationally reputable insurance companies and authorized to do business in the state or states in which the Services are to be performed, insurance coverages of the types and limits set forth in Exhibit B.  Subcontractor shall furnish the Williams Contractors with satisfactory evidence of such insurance coverages prior to commencing the performance of any Services.  If applicable Law limits waiver of the right of subrogation or prohibits naming the Williams Contractors as an “Additional Insured”, then Exhibit B shall be deemed amended to comply with applicable Law and to provide the waiver of subrogation or designation of Subcontractor as an Additional Insured to the maximum limit permitted by applicable Law.  If Subcontractor’s insurance policy is terminated or expires during the term of this Agreement, the Williams Contractor shall have the right to terminate this Agreement for cause and/or immediately cause Subcontractor suspend performance of the Services.

12.                                 Term.  The term of this Agreement shall extend for a period of one (1) year from the date of this Agreement and shall be renewed for a successive one-year term each year thereafter, unless terminated pursuant to this Section 12; provided, however, Subcontractor may terminate this Agreement upon written notice to the Williams Contractors six (6) months prior to the end of any annual term, and (with the exception of Section 5) the Williams Contractors may terminate this Agreement (or any one or more Services to be provided hereunder) immediately upon providing thirty (30) days advance written notice to Subcontractor.

13.                                 Severance Costs.  In the event of the termination by the Williams Contractors pursuant to Section 12 or otherwise of one or more Services provided hereunder, the Williams Contractors shall be responsible for reimbursing Subcontractor, or its designee, for the severance costs associated with the termination by Buyer or any of the Partnership Entities of any of their employees in connection therewith if, at the time of such termination, any such terminated employee was performing one of the jobs listed on Exhibit C hereto; provided, the Williams Contractors shall only be obligated to make reimbursement for severance costs equal to the cost of those benefits to which any such employee would be entitled under Williams’ severance programs (as in effect at the time of any such termination), taking into account the aggregate time of service of such terminated employee as an employee of Williams and Subcontractor (and their respective affiliates). Notwithstanding the foregoing provisions of this Section 13, the Williams Contractors shall not be responsible for reimbursing Subcontractor for severance costs associated with the termination of more than one employee performing each of the jobs listed on Exhibit C hereto.

14.                                 Amendments.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Williams Contractors and Subcontractor. The execution of such instrument by any Partnership Entity shall not be required.

15.                                 Permits and Notices.  Unless otherwise expressly provided, Subcontractor shall secure all permits, certificates and licenses and give all notices required under applicable Law to perform the Services.

16.                                 DOT Regulations.  If Subcontractor or a Partnership Entity designated by Subcontractor performs Services regulated by the Department of Transportation (“DOT”), Subcontractor (and/or any such Partnership Entity) shall comply with all requirements imposed by such DOT regulations.  Subcontractor shall require any subcontractors who perform Services regulated by the DOT to comply with all DOT regulations.  Subcontractor shall provide the Williams Contractors with a list of subcontractors performing Services regulated by the DOT prior to commencement of such Services.

17.                                 Exhibits.  The Exhibits to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein.  All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

18.                                 Notices.  All notices shall be directed to the addresses set forth below:

If to the Williams Contractors:

Williams Petroleum Services, LLC

Attention:  Mr. Tony Gehres

One Williams Center

Tulsa, OK  74172

Facsimile: (918) 573-4503

Williams Alaska Pipeline Company, LLC

Attention: Mr. Tony Gehres

One Williams Center

Tulsa, OK  74172

Facsimile: (918) 573-4503

(b)                                 If to the Subcontractor:

Williams Pipe Line Company, LLC

One Williams Center
Tulsa, Oklahoma  74172
Facsimile: (918) 573-6928
Attention: Mr. Lonny Townsend

19.                                 Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the Williams Contractors and Subcontractor and their respective successors and permitted assigns.  No party may assign or otherwise transfer all or any of its rights, benefits or obligations hereunder without the prior written consent of the other party, and any assignment without such consent shall be void; provided however, that, upon written notice to the other party but without the prior written consent of such other party, a party may assign or otherwise transfer its rights, benefits and obligations hereunder to another person or entity in connection with an acquisition, merger, consolidation, sale of assets or other transaction involving such other person or entity and constituting a change of control of such party hereto.

20.                                 Signatures; Counterparts.  Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original.  At the request of the Williams Contractors or Subcontractor, the parties will confirm facsimile transmission by signing a duplicate original document.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21.                                 Compliance with Applicable Laws.  Subcontractor warrants that it and any Partnership Entity that performs Services hereunder are, and shall remain, familiar with applicable Laws and shall comply and cause all of its employees, and those employees of any such Partnership Entity, to comply with applicable Law throughout the term of this Agreement.

22.                                 Negotiated Agreement.  This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by any party will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

23.                                 Waiver.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.

24.                                 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of the Williams Contractors and Subcontractor direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

25.                                 Headings / Interpretation.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. Whenever the words “include,” “includes,” or “including,” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

26.                                 Third Party Beneficiaries.  Except for Buyer or any Partnership Entity designated by Subcontractor to perform Services hereunder which in fact performs such Services, in which case Buyer or such Partnership Entity is an intended third party beneficiary hereof, and except as set forth in Sections 11 (Indemnification) and 19 (Successor and Assigns), nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

27.                                 Entire Agreement.  This Agreement, together with the exhibits attached hereto, and the provisions of the Purchase Agreement relating hereto, represent the entire agreement and understanding of the parties hereto and thereto with reference to the services set forth herein and no representations or warranties have been made in connection herewith other than those expressly set forth herein or therein.

This Agreement, together with the exhibits attached hereto, and the provisions of the Purchase Agreement relating hereto,  supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof and all prior drafts of such documents (including Exhibit 1.2(a)(iv)(4) to the Purchase Agreement).  No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

28.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of New York and without regard to any conflicts of laws concepts that would apply the substantive law of some other jurisdiction.

29.                                 Agreement Binding on Entities Other Than Parties.  Subcontractor shall use commercially reasonable efforts to cause the Partnership Entities to be bound by the terms and conditions of this Agreement, and Subcontractor shall be responsible for any breaches thereof by any such Partnership Entity.  Subcontractor and the Partnership Entities are jointly and severally liable hereunder.

30.                                 Press Release.  Except as required by Law or applicable stock exchange rules, no party hereto shall issue any press releases relating to or arising out of the performance of this Agreement without the prior written consent and approval of the content of such statement by the other party (which consent shall not be unreasonably withheld).

31.                                 Reasonable Cooperation.  During the term of this Agreement, each of the parties shall reasonably cooperate with each other to perform its obligations under this Agreement, including without limitation, agreeing to negotiate in good faith to enter into an amendment to this Agreement upon the written request of any party hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

WILLIAMS CONTRACTORS

WILLIAMS PETROLEUM SERVICES, LLC

By:	/s/ Ralph A. Hill
Name:	Ralph A. Hill
Title:	Authorized Signatory

WILLIAMS ALASKA PIPELINE COMPANY, LLC

By:	/s/ Ralph A. Hill
Name:	Ralph A. Hill
Title:	Authorized Signatory

SUBCONTRACTOR

WILLIAMS PIPE LINE COMPANY, LLC a Delaware limited liability company

By:	Williams Energy Partners L.P.,
its Sole Member

By:	WEG GP LLC, its General Partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	Authorized Signatory